EXHIBIT 10.30

AMENDMENT NO. 1 TO STOCK YARDS BANK & TRUST COMPANY CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AMENDMENT NO. 1 ("Amendment") to the Change in Control Severance Agreement (the "Agreement") dated January 26, 2010, between Stock Yards Bank & Trust Company (the "Bank") and William M. Dishman III (the "Executive") is adopted effective October 11, 2023.

Recitals

A.

The Bank and Executive entered into the Agreement to provide for a change in control severance to the Executive if Executive is terminated under certain circumstances in connection with a change in control.

B.

The Agreement limits the amount of severance payable to the Executive if the severance, combined with any other payments received by the Executive, would cause the Bank to forfeit, under Section 280G(a) of the Internal Revenue Code of 1986, as amended (the “Code”), its deduction for any or all of the amounts payable under the Agreement, and subject the Executive to the excise tax imposed by Section 4999 of the Code, by reducing payments made under the Agreement so that a loss of deduction and assessment of excise tax would not occur.

C.

The Bank has determined that it is in the Bank’s and Executive’s best interests to amend the Agreement to provide a “better of” approach to Sections 280G and 4999 of the Code such that the Executive would receive the highest net amount under the Agreement whether amounts payable are reduced to avoid application of the excise tax or amounts are not reduced and subject to the excise tax, consistent with other agreements between the Bank and executives.

Amendment

1.         Section 2.7 of the Agreement is hereby amended so that as amended it shall read in its entirety as follows:

2.7         Reduction of Amounts Payable. If the amount payable hereunder, either alone or together with any other payments or benefits received or to be received by Executive in connection with a Change in Control (collectively, the "Aggregate Payments"), would cause Bank to forfeit, pursuant to Section 280G(a) of the Code, its deduction for any or all of the amounts payable hereunder, and subject the Executive to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor thereto), the following provisions shall apply:

(i)         If the net amount that would be retained by Executive after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by Executive after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, Executive shall be entitled to receive the Aggregate Payments.

(ii)         If, however, the net amount that would be retained by Executive after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax (generally, pursuant to Code Section 280G, 2.99 times the Executive's "base amount" as defined in that Code section and regulations hereunder), the Aggregate Payments to which Executive is entitled shall be reduced to such largest amount.

Executive shall have a right to select an independent certified public accountant, benefits consultant or similar expert to audit the Bank's calculation of the Section 280G deductible amount, and the Severance Payment hereunder, at the Bank's expense. If such audit reveals that the calculations performed by the Bank were in error or have resulted in the payment to Executive of an amount less than that to which he is entitled hereunder, the Bank shall immediately rectify such underpayment.

IN WITNESS WHEREOF, the Bank and Executive have entered into this Agreement as of the Effective Date, but actually on the dates set forth below.

STOCK YARDS BANK & TRUST COMPANY

By: /s/James A. Hillebrand

Title: Chairman and CEO__________________

Date: October 19, 2024

EXECUTIVE

/s/William M. Dishman

William M. Dishman III

Date: October 19, 2024